Exhibit 99.1

                                                                 CONTACT:         Investor Relations           (214) 792-4415

SOUTHWEST AIRLINES REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS – April 16, 2009 – Southwest Airlines (NYSE:LUV) today reported a first quarter 2009 net loss of $91 million, or $.12 loss per diluted share, compared to net income of $34 million, or $.05 per diluted share, for first quarter 2008.   First quarter 2009 results included special charges totaling $71 million (net), relating to non-cash, mark-to-market and other items associated with a portion of the Company’s fuel hedge portfolio.   Refer to the reconciliation in the accompanying tables for further information regarding special items.   Excluding special items, first quarter 2009 net loss was $20 million, or $.03 loss per diluted share, compared to net income of $43 million, or $.06 per diluted share, in first quarter 2008.  The first quarter 2009 results, excluding special items, of $.03 loss per diluted share compares to Thomson's First Call mean estimate of $.01 loss per diluted share.   Operating loss for first quarter 2009 was $50 million compared to operating income of $88 million in first quarter 2008.  Excluding special items, operating income was $31 million in first quarter 2009 compared to $99 million for the same period last year.

First Quarter 2009 Financial Highlights:
•	Operating income, excluding special items, of $31 million
•	Net loss, excluding special items, of $20 million
•	Net loss per diluted share, excluding special items, of $.03
•	Cash flow from operations of $286 million
•	Raised $173 million through aircraft financing activities
•	Record first quarter load factor

Gary C. Kelly, CEO, stated: “Our first quarter 2009 financial results are disappointing, but not surprising given the current economic environment.   We face the toughest revenue environment in our history.  A rapid weakening in passenger demand during first quarter, particularly among business travelers, led to our first quarter net loss.  Although competitively strong and financially resilient, we are not immune to the challenges the worldwide recession is having on air travel.
“Still, I am very proud of the efforts of our People.  Our operations and Customer Service delivery continues to be outstanding.  Our revenue trends continue to outperform our U.S. competitors. These revenue results demonstrate the strength of our Low Fare brand, the benefits of our aggressive flight schedule optimization, and the effectiveness of our Marketing and Revenue Management efforts.
“We have acted to reduce our spending, but also maintain our intense focus on previously announced initiatives to grow revenues.  We plan to follow through with the investment in and construction of these strategic revenue initiatives that we believe are vital to our future.  However, overall, we have significantly reduced planned capital spending by approximately $1.4 billion for 2009 and 2010 combined by deferring aircraft deliveries, accelerating aircraft retirements, and suspending plans to grow our capacity.  As announced to our Employees earlier this morning, we intend to reduce and align headcount to current capacity needs by offering a systemwide voluntary early-out program.   Virtually all Employees are eligible under the early-out program and must make their election to participate by June 19, 2009.   We also have a hiring freeze in place and have frozen pay for our officers and senior management.  While our balance sheet is strong, we believe these actions, along with our previous decision to suspend growth plans, and our ongoing efforts to bolster our cash reserves, will enable us to weather the current financial storm and remain strong.
 “Our recent promotions and discounting activities have been successful in stimulating traffic.  Our first quarter 2009 load factor of 69.9 percent was a record first quarter performance, despite the impact of Easter shifting to April this year versus March last year. We continue to enhance our strong brand, Customer Experience, and traffic through our No Hidden Fees campaign. However, yields were down 2.8 percent from a year ago, resulting in a unit revenue decline of 2.9 percent.  Although our April results should benefit from the timing of the Easter holiday, we currently expect another year-over-year decline in our second quarter 2009 operating unit revenues, based on revenue and booking trends thus far.
 “We benefited from significantly lower year-over-year economic jet fuel costs in first quarter 2009.  Even with $65 million in unfavorable cash settlements from derivative contracts, our first quarter 2009 economic jet fuel costs decreased 16.2 percent to $1.76 per gallon.   With oil prices rising, we have begun to rebuild our 2009 and 2010 hedge positions, using purchased call options, to provide protection against significant fuel price spikes.  These new positions present no additional exposure to cash collateral requirements.  Furthermore, we have modified our major fuel hedge counterparty agreements to allow us to use collateral other than cash to limit our cash collateral exposure to comfortable levels.  Based on our second quarter derivative position and market energy prices as of April 14, 2009, we currently anticipate our second quarter 2009 economic jet fuel costs, including taxes, to be in line with first quarter 2009 (or the $1.75 per gallon range).”
The Company has derivative contracts in place for approximately 50 percent of its second quarter 2009 estimated fuel consumption, capped at a weighted average crude-equivalent price of approximately $66 per barrel; approximately 40 percent for the remainder of 2009 capped at a weighted average crude-equivalent price of approximately $71 per barrel; and approximately 30 percent in 2010 capped at a weighted average crude-equivalent price of approximately $77 per barrel.  The Company has modest fuel hedge positions in 2011 through 2013.  The current market value (as of April 14, 2009) of its net fuel derivative contracts for 2009 through 2013 reflects a net liability of approximately $950 million.

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        Gary Kelly stated, “Our plans to reduce staffing via our voluntary early-out program will help mitigate cost pressures next year.  Our first quarter 2009 unit costs, excluding fuel, increased 8.4 percent over last year, which was in line with our expectations.  We were very pleased to have reached tentative agreements with our Flight Attendants and Pilots during the quarter.  In addition, our Ramp, Operations, Provisioning, and Freight Agents and our Mechanics voted to ratify their tentative agreements.  These Employees demonstrated their commitment to maintain Southwest's competitive position while enabling the Company to sustain its financial strength in an increasingly tough economy.  Based on these agreements and current cost trends, we expect our second quarter 2009 unit costs, excluding fuel, to be in line with first quarter 2009.
“Presently, we still plan to accept 13 new Boeing 737-700s in 2009, and retire 15 aircraft by the end of the year.  Through continued focus on maximizing the efficiency and profitability of each published flight schedule, we have the ability to grow in exciting new and developing markets, such as Denver, Minneapolis-St. Paul, New York LaGuardia, and Boston Logan, while reducing our available seat miles, currently estimated to decline in the five percent range versus 2008.”
           The Company previously announced its service from New York LaGuardia airport to begin with five flights to Chicago Midway and three flights to Baltimore/Washington on June 28, 2009; and its Boston Logan service to begin on August 16, 2009 with five flights to both Chicago Midway and Baltimore/Washington.
For the thirteenth year in a row, Fortune magazine recognized Southwest Airlines in its annual survey of corporate reputations.  Among all industries, Southwest Airlines was named the seventh most admired Company in the World, making it the only U.S. airline to make the list of the World's Top 50 Most Admired Companies.  Institutional Investor magazine once again named Southwest Airlines as America’s Most Shareholder-Friendly Airline in its survey of investors and analysts.  Finally, Southwest Airlines Cargo was recently named “Airline of the Year” by the Express Delivery & Logistics Association, for the fifth consecutive year in a row, honoring its excellence in air cargo delivery service.
Southwest will discuss its first quarter 2009 results on a conference call at
11:30 a.m. Eastern Time today.  A live broadcast of the conference call will be available at southwest.com.

Operating Results
Total operating revenues for first quarter 2009 decreased 6.8 percent to $2.4 billion, compared to $2.5 billion for first quarter 2008.  Total first quarter 2009 operating expenses were $2.4 billion, in line with first quarter 2008.
“Other expenses” were $57 million for first quarter 2009, compared to $51 million for first quarter 2008.   In both periods, “other losses” included unrealized gains/losses associated with our fuel hedging program.  The cost of the hedging program (which includes the premium costs of derivative contracts) of $32 million in first quarter 2009 and $14 million in first quarter 2008 is also included in "other (gains) losses.”  First quarter 2009 interest expense increased 57.1 percent over first quarter 2008 due to financing transactions the Company completed in second and fourth quarter 2008.  Interest income decreased versus first quarter 2008 due to lower market interest rates and lower rates earned from more conservative investments.  Lower interest rates coupled with lower Boeing aircraft progress payments also generated less capitalized interest in first quarter 2009 compared to the same period last year.
 The first quarter 2009 tax rate was impacted by the Company’s current projections for financial results for the year and the related impact that permanent tax differences have on these projections. The first quarter 2008 income tax rate of approximately 9 percent was primarily the result of a decrease in deferred tax liabilities of approximately $12 million as a result of a January 2008 reversal of an August 2007 tax increase under a State of Illinois income tax law.
Net cash provided by operations for first quarter 2009 was $286 million, which was net of a $60 million increase in cash posted as collateral to a fuel hedge counterparty since December 31, 2008.  First quarter 2009 capital expenditures were $85 million.   The Company’s planned capital expenditures are still estimated to be in the $750 million range for 2009 and in the $800 to $900 million range for 2010.
In its continued effort to structure counterparty agreements to minimize liquidity exposure, the Company replaced an existing fuel hedging agreement with a major fuel hedge counterparty, effective April 8, 2009.  Previously, Southwest became obligated to post cash or letters of credit as security to this counterparty upon a noninvestment grade credit rating.  Under the new agreement, the Company posts cash as collateral for obligations in amounts of up to $125 million.  For amounts between $125 million and $625 million, the Company’s obligation is satisfied by its pledge of 29 Boeing 737-700 aircraft (or cash or letters of credit in lieu of the pledged aircraft).  For amounts above $625 million, the Company may post cash and/or letters of credit.   This agreement is in addition to the previously announced amendment to another major counterparty agreement that became effective January 1, 2009.  As of April 14, 2009, the Company had posted a total of $425 million in cash collateral and approximately $350 million in aircraft collateral to its fuel hedge counterparties.
During the first quarter 2009, the Company closed on the second five aircraft tranche of the sale and leaseback transaction entered into at the end of 2008 for ten of the Company’s Boeing 737-700 aircraft.  Including the $173 million in proceeds from this transaction and net of the $300 million the Company posted in cash collateral with a counterparty at March 31, 2009, the Company ended the quarter with $2.1 billion in unrestricted cash and short-term investments.  The Company had posted $240 million in cash collateral with a counterparty at December 31, 2008.  In addition, the Company has $200 million of borrowing availability remaining on its $600 million unsecured revolving credit line.
Following first quarter 2009, the Company executed and closed the first tranche of what is expected to be a two tranche sale and leaseback transaction for six of the Company's Boeing 737-700 aircraft.  The first three aircraft tranche closed on April 2, 2009 for approximately $105 million and the second tranche is expected to be executed and closed in second quarter 2009 with similar terms and proceeds.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements relating to (i) the Company’s strategic initiatives and related expectations, (ii) its growth plans and expectations, and (iii) its expectations regarding future results of operations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) continued unfavorable economic conditions, which could continue to impact the demand for air travel and the Company’s ability to adjust fares; (ii) the price and availability of aircraft fuel and any changes to the Company’s fuel hedging strategies and positions; (iii) the Company's ability to timely and effectively prioritize its revenue and cost reduction initiatives and its related ability to timely implement, transition, and maintain the necessary information technology systems and infrastructure to support these initiatives; (iv) competitor capacity and load factors; and (v) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
			Percent
	2009	2008	Change

OPERATING REVENUES:
Passenger	$2,252	$2,414	(6.7)
Freight	30	34	(11.8)
Other	75	82	(8.5)
Total operating revenues	2,357	2,530	(6.8)

OPERATING EXPENSES:
Salaries, wages, and benefits	836	800	4.5
Fuel and oil	698	800	(12.8)
Maintenance materials and repairs	184	143	28.7
Aircraft rentals	45	38	18.4
Landing fees and other rentals	166	171	(2.9)
Depreciation and amortization	150	145	3.4
Other operating expenses	328	345	(4.9)
Total operating expenses	2,407	2,442	(1.4)

OPERATING INCOME (LOSS)	(50)	88	(156.8)

OTHER EXPENSES (INCOME):
Interest expense	44	28	57.1
Capitalized interest	(6)	(8)	(25.0)
Interest income	(4)	(7)	(42.9)
Other (gains) losses, net	23	38	(39.5)
Total other expenses	57	51	11.8

INCOME (LOSS) BEFORE INCOME TAXES	(107)	37	n.a.
PROVISION (BENEFIT) FOR INCOME TAXES	(16)	3	n.a.

NET INCOME (LOSS)	$(91)	$34	n.a.

NET INCOME (LOSS) PER SHARE:
Basic	($.12)	$.05
Diluted	($.12)	$.05

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	740	733
Diluted	740	734

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE)
(in millions, except per share amounts)
(unaudited)

Note regarding use of non-GAAP financial measures
The financial results provided in this news release "excluding special items" are non-GAAP results that are provided as supplemental information. These results should not be relied upon as alternative measures to Generally Accepted Accounting Principles (GAAP) and primarily reflect items calculated on an "economic"
basis, which contains differences for specific items recorded as a result of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.
Items calculated on an "economic" basis include only cash settlement gains or losses for derivative instruments that settled in the current accounting period, and excludes certain gains or losses associated with derivatives that settled in a prior period or will settle in a future period. The items excluded from economic results primarily include ineffectiveness as defined, for future period instruments, and changes in market value for future period derivatives that no longer qualify for special hedge accounting, as defined in SFAS 133. The special items referred to in this news release also reflect adjustments for other special items that management believes it should take into consideration to more accurately measure and monitor the Company's comparative performance on a consistent basis; therefore, management wants to provide the transparency to Investors regarding its views as to a more accurate reflection of the Company’s on-going operations.

The Company's management utilizes both the GAAP and the non-GAAP results in this news release to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the unrealized items. In part, since fuel expense is such a large part of the Company's operating costs and is subject to extreme volatility, the Company believes it is useful to provide Investors with the Company's true economic cost of fuel for the periods presented, which reflects the cash settlements from derivative contracts for the applicable period.

	Three Months Ended
	March 31,
			Percent
	2009	2008	Change

Fuel and oil expense - unhedged	$552	$1,091
Less: Fuel hedge (gains) losses included in fuel and oil expense	146	(291)
Fuel and oil expense - GAAP	$698	$800	(12.8)
Add/(Deduct): Net impact from fuel contracts (1)	(81)	(11)
Fuel and oil expense - economic	$617	$789	(21.8)

Operating income (loss), as reported	$(50)	$88
Add/(Deduct): Net impact from fuel contracts (1)	81	11
Operating income, non-GAAP	$31	$99	(68.7)

Other (gains) losses, net, as reported	$23	$38
Add/(Deduct): Net impact from fuel contracts (1)	10	(23)
Other (gains) losses, net, non-GAAP	$33	$15	120.0

Net income (loss), as reported	$(91)	$34
Add/(Deduct): Net impact from fuel contracts (1)	71	34
Income tax impact of fuel contracts	-	(13)
	$(20)	$55
Add (Deduct): Change in Illinois state income tax law, net	-	(12)
Net income (loss), non-GAAP	$(20)	$43	(146.5)

Net income (loss) per share, diluted, as reported	$(.12)	$.05
Add/(Deduct): Net impact from fuel contracts	.09	.02
	$(.03)	$.07
Add: Impact of special items, net	-	(.01)
Net income (loss) per share, diluted, non-GAAP	$(.03)	$.06	(150.0)

(1) See Reconciliation of Impact from Fuel Contracts

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS (SEE PREVIOUS NOTE)
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008

Fuel & Oil Expense
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$(15)	$16
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	(66)	(27)
Impact from fuel contracts to Fuel & Oil Expense	$(81)	$(11)

Operating Income
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$15	$(16)
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	66	27
Impact from fuel contracts to Operating Income	$81	$11

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$10	$(7)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(15)	-
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	15	(16)
Impact from fuel contracts to Other (gains) losses	$10	$(23)

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(10)	$7
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	15	-
Add/(Deduct): Other impact of fuel contracts settling in the
current or a prior period	66	27
Impact from fuel contracts to Net Income (loss) *	$71	$34

* Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended
	March 31,
	2009	2008	Change

Revenue passengers carried	19,759,690	21,504,821	(8.1)%
Enplaned passengers	23,049,990	24,708,615	(6.7)%
Revenue passenger miles (RPMs) (000s)	16,891,629	17,592,159	(4.0)%
Available seat miles (ASMs) (000s)	24,171,675	25,193,437	(4.1)%
Load factor	69.9%	69.8%	0.1	pts.
Average length of passenger haul (miles)	855	818	4.5%
Average aircraft stage length (miles)	635	627	1.3%
Trips flown	279,135	294,790	(5.3)%
Average passenger fare	$113.97	$112.24	1.5%
Passenger revenue yield per RPM (cents)	13.33	13.72	(2.8)%
Operating revenue yield per ASM (cents)	9.75	10.04	(2.9)%
CASM, GAAP (cents)	9.96	9.69	2.8%
CASM, GAAP excluding fuel (cents)	7.07	6.52	8.4%
CASM, excluding special items (cents)	9.62	9.65	(0.3)%
CASM, excluding fuel and special items (cents)	7.07	6.52	8.4%
Fuel costs per gallon, including fuel tax (unhedged)	$1.57	$2.91	(46.0)%
Fuel costs per gallon, including fuel tax (GAAP)	$1.99	$2.13	(6.6)%
Fuel costs per gallon, including fuel tax (economic)	$1.76	$2.10	(16.2)%
Fuel consumed, in gallons (millions)	349	373	(6.4)%
Fulltime equivalent Employees at period-end *	35,512	34,793	2.1%
Size of fleet at period-end	539	527	2.3%

CASM (unit costs) - Operating expenses per ASM
RASM (unit revenue) - Operating revenue yield per ASM
* Headcount is defined as "Active" fulltime equivalent Employees for both periods presented.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	March 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$1,145	$1,368
Short-term investments	989	435
Accounts and other receivables	231	209
Inventories of parts and supplies, at cost	171	203
Deferred Income Taxes	365	365
Prepaid expenses and other current assets	95	73	*
Total current assets	2,996	2,653

Property and equipment, at cost:
Flight equipment	13,650	13,722
Ground property and equipment	1,798	1,769
Deposits on flight equipment purchase contracts	333	380
	15,781	15,871
Less allowance for depreciation and amortization	4,968	4,831
	10,813	11,040
Other assets	370	375
	$14,179	$14,068

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$693	$668
Accrued liabilities	1,016	1,012
Air traffic liability	1,251	963
Current maturities of long-term debt	163	163
Total current liabilities	3,123	2,806

Long-term debt less current maturities	3,447	3,498
Deferred income taxes	1,895	1,904
Deferred gains from sale and leaseback of aircraft	111	105
Other deferred liabilities	675	802	*
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,219	1,215
Retained earnings	4,819	4,919
Accumulated other comprehensive loss	(922)	(984)
Treasury stock, at cost	(996)	(1,005)
Total stockholders' equity	4,928	4,953
	$14,179	$14,068

*	$240 million in fuel hedge cash collateral deposits provided to a counterparty at December 31, 2008 have been reclassified from Prepaid expenses and other current assets to reduce Other deferred liabilities to conform to the current period presentation.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended
	March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(91)	$34
Adjustments to reconcile net income (loss) to
cash provided by operating activities:
Depreciation and amortization	150	145
Deferred income taxes	(16)	(5)
Amortization of deferred gains on sale and
leaseback of aircraft	(3)	(3)
Share-based compensation expense	3	5
Excess tax benefits from share-based
compensation arrangements	3	-
Changes in certain assets and liabilities:
Accounts and other receivables	(22)	(70)
Other current assets	(46)	220
Accounts payable and accrued liabilities	47	46
Air traffic liability	288	267
Other, net	(27)	325
Net cash provided by operating activities	286	964

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(85)	(364)
Purchases of short-term investments	(1,697)	(1,221)
Proceeds from sales of short-term investments	1,144	1,459
Net cash used in investing activities	(638)	(126)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from leaseback transactions	173	-
Proceeds from Employee stock plans	4	11
Payments of long-term debt and capital lease obligations	(35)	(19)
Payments of cash dividends	(7)	(7)
Repurchase of common stock	-	(54)
Excess tax benefits from share-based
compensation arrangements	(3)	-
Other, net	(3)	-
Net cash provided by (used in) financing activities	129	(69)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(223)	769
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,368	2,213

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,145	$2,982

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SOUTHWEST AIRLINES CO.
BOEING 737-700 DELIVERY SCHEDULE
AS OF APRIL 16, 2009

			Purchase
	Firm	Options	Rights	Total

2009	13			13	*
2010	10			10
2011	10	10		20
2012	13	10		23
2013	19	4		23
2014	13	7		20
2015	14	3		17
2016	12	11		23
2017		17		17
Through 2018			54	54
Total	104	62	54	220

* Currently plan to reduce fleet by 15 aircraft, bringing 2009 net reductions to two aircraft.

***